Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

Color Kinetics Incorporated

(Exact Name of Registrant as Specified in Its Charter)

Delaware	04-339-1805
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

10 Milk Street, Suite 1100
Boston, Massachusetts	02108
(Address of Principal Executive Offices)	(Zip Code)

COLOR KINETICS INCORPORATED 1998 INCENTIVE AND
NON-STATUTORY STOCK OPTION PLAN
COLOR KINETICS INCORPORATED 2004 STOCK INCENTIVE PLAN
COLOR KINETICS INCORPORATED 2004 EMPLOYEE STOCK PURCHASE PLAN
(Full Title of the Plans)

Mr. George G. Mueller
Chief Executive Officer
Color Kinetics Incorporated
10 Milk Street, Suite 1100
Boston, Massachusetts 02108
(Name and Address of Agent For Service)

(617) 665-9200
(Telephone Number, Including Area Code, of Agent For Service)

WITH COPIES TO:
John D. Patterson, Jr., Esquire
Robert W. Sweet, Jr., Esquire
Foley Hoag LLP
155 Seaport Boulevard
Boston, Massachusetts 02210
(617) 832-1000

CALCULATION OF REGISTRATION FEE

Title of			Proposed		Proposed
securities	Amount		maximum		maximum
to be	to be		offering price		aggregate	Amount of
registered	registered		per share		offering price	Registration fee
Common Stock, $.001 par value	1,924,089	shares (1)	$4.67	(2)	$8,985,496	$1,139
Common Stock, $.001 par value	28,601	shares (3)	$13.00	(4)	$371,813	$48
Common Stock, $.001 par value	1,750,000	shares (5)	$13.00	(4)	$22,750,000	$2,883
Common Stock, $.001 par value	400,000	shares (6)	$13.00	(4)	$5,200,000	$659
Totals	4,102,690	shares	—		$37,307,309	$4,729

     (1) Represents shares of Common Stock issuable upon exercise of stock options granted pursuant to the Color Kinetics Incorporated (“Color Kinetics”) 1998 Incentive and Non-Statutory Stock Option Plan (the “1998 Option Plan”).

     (2) Calculated pursuant to Rule 457(h)(1) under the Securities Act of 1933 based on the weighted average exercise price per share of the options outstanding under the 1998 Option Plan.

     (3) Represents shares of Common Stock issuable upon exercise of stock options available for grant pursuant to the Color Kinetics 1998 Option Plan.

     (4) Calculated pursuant to Rule 457(c), (h)(1) and (o) under the Securities Act of 1933 based on the proposed maximum offering price per share set forth in the Registrant’s registration statement on Form S-1, File Number 333-114386, as declared effective by the Commission on June 21, 2004.

     (5) Represents shares of Common Stock issuable upon exercise of stock options available for grant pursuant to the Color Kinetics 2004 Stock Incentive Plan (the “2004 Option Plan”), including an aggregate of 1,750,000 shares that will become available for grant under the 2004 Option Plan within five years of its adoption.

     (6) Represents shares of Common Stock issuable upon exercise of stock options available for grant pursuant to the Color Kinetics 2004 Employee Stock Purchase Plan (the “2004 Purchase Plan”), including an aggregate of 400,000 shares that will become available for grant under the 2004 Purchase Plan within five years of its adoption.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed by Color Kinetics Incorporated (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated in this Registration Statement by reference:

(a)	The Registrant’s Registration Statement on Form S-1, File Number 333-114386, as declared effective by the Commission on June 21, 2004 (the “Registration Statement”).

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registration Statement.

(c)	The description of the Registrant’s common stock contained in the registration statement on Form 8-A filed with the Commission on June 14, 2004 under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     The validity of the securities registered hereby is being passed upon for the Registrant by Foley Hoag LLP, Boston, Massachusetts.

Item 6. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law authorizes a Delaware corporation to indemnify its present and former directors and officers under certain conditions. Article Seventh of the Registrant’s certificate of incorporation provides that it shall indemnify each person who at any time is, or shall have been, one of the Registrant’s directors or officers and was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was one of the Registrant’s directors or officers, or is or was serving at the Registrant’s request as a director, officer, trustee of, or in similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection with any such action, suit or proceeding, to the maximum extent permitted by the Delaware General Corporation Law, as currently in effect or amended in the future. No amendment to or repeal of the provisions of Article Seventh of the Registrant’s certificate of incorporation shall deprive a director or officer of the benefit of those Articles with respect to any act or failure occurring prior to such amendment or repeal.

     Section 102(b)(7) of the Delaware General Corporation Law authorizes a Delaware corporation to adopt a charter provision eliminating or limiting the personal liability of directors to the corporation or its stockholders for breach of fiduciary duty as directors, provided that the provision may not eliminate or limit the liability of directors for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	any payment of a dividend or approval of a stock purchase that is illegal under Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

     Article Ninth of the Registrant’s certificate of incorporation provides that, to the maximum extent permitted by the Delaware General Corporation Law, none of the Registrant’s directors shall be personally liable to the Registrant or to any of its stockholders for monetary damages arising out of that director’s breach of fiduciary duty as one of the Registrant’s directors. No amendment to or repeal of the provisions of Article Ninth shall apply to or have any effect on the liability or the alleged liability of any of the Registrant’s directors with respect to any act or failure to act of that director occurring before the amendment or repeal. A principal effect of Article Ninth is to limit or eliminate the potential liability of the Registrant’s directors for monetary damages arising from breaches of their duty of care, unless the breach involves one of the four exceptions described above.

     Section 145 of the Delaware General Corporation Law also authorizes a Delaware corporation to obtain insurance on behalf of its directors and officers against liability incurred by them in those capacities. The Registrant has procured a directors’ and officers’ liability and company reimbursement liability insurance policy that insures (a) the Registrant’s directors and officers against losses, above a deductible amount, arising from specified types of claims made against them by reason of enumerated acts done or attempted by the Registrant’s directors or officers and (b) the Registrant against losses, above a deductible amount, arising from any of the specified types of claims, but only if the Registrant is required or permitted to indemnify its directors or officers for those losses under statutory or common law or under provisions of its certificate of incorporation or by-laws.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

*4.1	Color Kinetics Incorporated Seventh Amended and Restated Certificate of Incorporation.

*4.2	Second Amended and Restated By-Laws of Color Kinetics Incorporated

5.1	Opinion of Foley Hoag LLP

23.1	Consent of Foley Hoag LLP (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

23.3	Power of Attorney (contained on the signature page of this Registration Statement)

     * Incorporated by reference to the Registrant’s Registration Statement on Form S-1, File Number 333-114386, filed on April 9, 2004.

Item 9. Undertakings.

1.	The undersigned Registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Massachusetts, as of June 21, 2004.

Color Kinetics Incorporated
By:	/s/ David K. Johnson
David K. Johnson
Chief Financial Officer, Vice President, Finance and Treasurer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints George G. Mueller and David K. Johnson, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing which they, or any of them, may deem necessary or advisable to be done in connection with this Registration Statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or any substitute or substitutes for him, any or all of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the indicated capacities as of June 21, 2004.

Signature	Title	Date
/s/ George G. Mueller	Chief Executive Officer and	June 21, 2004
Chairman of the Board
George G. Mueller	(Principal Executive Officer)

/s/ David K. Johnson	Chief Financial Officer,	June 21, 2004
David K. Johnson	Vice President, Finance and Treasurer (Principal Financial and Accounting Officer)

/s/ William J. Sims	President, Chief Operating Officer and Director	June 21, 2004
William J. Sims

Signature	Title	Date
	Director	June 21, 2004

Noubar B. Afeyan

/s/ Elisabeth Allison	Director	June 21, 2004

Elisabeth Allison

/s/ Garo H. Armen	Director	June 21, 2004

Garo H. Armen

	Director	June 21, 2004

Michael Hawley

/s/ James F. O’Connor	Director	June 21, 2004

James F. O’Connor